CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in China 3C Group's previously filed Registration Statements on Form S-8 (filed on March 10, 2006) of our report, dated March 10, 2006, for the year ended December 31, 2005, appearing in this Annual Report on Form 10-KSB of China 3C Group for the year ended December 31, 2005.

Kabani & Company, Inc.

Huntington Beach

April 7, 2006